ACCESSION NUMBER: 0001087767-01-50005
CONFORMED SUBMISSION TYPE:	SC 13G
PUBLIC DOCUMENT COUNT:		1
FILED AS OF DATE:		20000211



SUBJECT COMPANY:

	COMPANY DATA:
		COMPANY CONFORMED NAME:			Lorain National
Bank Bancorp
		CENTRAL INDEX KEY:
		STANDARD INDUSTRIAL CLASSIFICATION:	STATE COMMERCIAL
BANKS [6022]
		IRS NUMBER:
		STATE OF INCORPORATION:			OH
		FISCAL YEAR END:			1231

	FILING VALUES:
		FORM TYPE:		SC 13G
		SEC ACT:
		SEC FILE NUMBER:
		FILM NUMBER:

	BUSINESS ADDRESS:
		STREET 1:		457 Broadway
		CITY:			Lorain
		STATE:			OH
		ZIP:			44052
		BUSINESS PHONE:		440-244-7262

	MAIL ADDRESS:
		STREET 1:		457 Broadway
		CITY:			Lorain
		STATE:			OH
		ZIP:			44052

FILED BY:

	COMPANY DATA:
		COMPANY CONFORMED NAME:			Falcon Gerald S.
		CENTRAL INDEX KEY:
		STANDARD INDUSTRIAL CLASSIFICATION:	 []

	FILING VALUES:
		FORM TYPE:		SC 13G

	BUSINESS ADDRESS:
		STREET 1:		457 Broadway
		CITY:			Lorain
		STATE:			OH
		ZIP:			44052
		BUSINESS PHONE:		440-244-7262

	MAIL ADDRESS:
		STREET 1:		457 Broadway
		CITY:			Lorain
		STATE:			OH
		ZIP:			44052

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED
PURSUANT
              TO RULE 13d-1(b), (c), AND (d) AND AMENDMENTS
THERETO
                         FILED PURSUANT TO RULE 13d-2(b)

                                (AMENDMENT NO. )(1)

                                LNB Bancorp, Inc.
- ---------------------------------------------------------
---------------------
                                (Name of Issuer)

                           Common Stock, no par value
- ---------------------------------------------------------
---------------------
                         (Title of Class of Securities)

                                   502100 10 0
- ---------------------------------------------------------
---------------------
                                 (CUSIP Number)

                                 March 21, 2000
- ---------------------------------------------------------
---------------------
             (Date of Event which Requires Filing of this Statement)

            Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  / / Rule 13d-1(b)

                  /X/ Rule 13d-1(c)

                  / / Rule 13d-1(d)

- -----------
         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities
Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however,
SEE the NOTES).

                               Page 1 of 15 Pages


                                  SCHEDULE 13G
CUSIP NO. 361778 10 3
PAGE 2 OF 15 PAGES

- ---------------------------------------------------------
-----------------------
    1    NAMES OF REPORTING PERSONS
         I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
(ENTITIES ONLY)

         Lorain National Bank Trustee, by Gerald S. Falcon,
Vice President/Trust Officer
- ---------------------------------------------------------
-----------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) [   ]

---

(b) [   ]
- ---------------------------------------------------------
-----------------------
    3    SEC USE ONLY

- ---------------------------------------------------------
-----------------------
    4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America

- ---------------------------------------------------------
-----------------------
              NUMBER OF                 5     SOLE VOTING
POWER

               SHARES                        109,048.000

            BENEFICIALLY                -------------------
---------------------

              OWNED BY                  6    SHARED VOTING
POWER

                EACH                          31,611.000
                                        -------------------
---------------------
              REPORTING
                                        7    SOLE
DISPOSITIVE POWER
               PERSON
                                             407,655.977
                WITH                    -------------------
---------------------

                                        8    SHARED
DISPOSITIVE POWER

                                             34,014 (2)
- ---------------------------------------------------------
-----------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON

         106,464
- ---------------------------------------------------------
-----------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN
         SHARES

/X/
- ---------------------------------------------------------
-----------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.0%
- ---------------------------------------------------------
-----------------------
   12    TYPE OF REPORTING PERSON

         IN
- ---------------------------------------------------------
-----------------------

- -----------------------------
     (1) INCLUDES 46,932 SHARES OWNED BY CCAG LIMITED, AN
OHIO LIMITED
PARTNERSHIP, OF WHICH TGF, INC., AN OHIO CORPORATION, IS
THE GENERAL PARTNER.
STEVEN A. CALABRESE IS THE PRESIDENT OF TGF, INC.

     (2) INCLUDES 23,764 SHARES OWNED BY RC ENTERPRISES I,
AN OHIO
PARTNERSHIP, OF WHICH STEVEN A. CALABRESE, DAVID S.
CALABRESE, ERIC M.
CALABRESE AND THE AJC MARITAL TRUST ARE THE GENERAL
PARTNERS, AND 10,250
SHARES OWNED BY RC ENTERPRISES II, AN OHIO PARTNERSHIP, OF
WHICH STEVEN A.
CALABRESE, DAVID S. CALABRESE AND ERIC M. CALABRESE ARE THE
GENERAL PARTNERS.


                                  SCHEDULE 13G
CUSIP NO. 361778 10 3
PAGE 3 OF 15 PAGES

- ---------------------------------------------------------
-----------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
(ENTITIES ONLY)

           CCAG LIMITED
- ---------------------------------------------------------
-----------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) [   ]

---

(b) [ X ]

- ---------------------------------------------------------
-----------------------
    3      SEC USE ONLY

- ---------------------------------------------------------
-----------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           OHIO
- ---------------------------------------------------------
-----------------------
              NUMBER OF                  5     SOLE VOTING
POWER

               SHARES                          46,932
                                       --------------------
---------------------
            BENEFICIALLY
                                         6     SHARED
VOTING POWER
              OWNED BY
                                       --------------------
---------------------
                EACH
                                         7     SOLE
DISPOSITIVE POWER
              REPORTING
                                               46,932
               PERSON                  --------------------
---------------------
                                         8     SHARED
DISPOSITIVE POWER
                WITH
- ---------------------------------------------------------
-----------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON

           46,932
- ---------------------------------------------------------
-----------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN
           SHARES
[   ]

---
- ---------------------------------------------------------
-----------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.2%
- ---------------------------------------------------------
-----------------------
   12      TYPE OF REPORTING PERSON

           PN
- ---------------------------------------------------------
-----------------------



                                  SCHEDULE 13G
CUSIP NO. 361778 10 3
PAGE 4 OF 15 PAGES

- ---------------------------------------------------------
-----------------------
    1    NAMES OF REPORTING PERSONS
         I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
(ENTITIES ONLY)

         RC ENTERPRISES I
- ---------------------------------------------------------
-----------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) [   ]

---

(b) [ X ]
- ---------------------------------------------------------
-----------------------
    3    SEC USE ONLY

- ---------------------------------------------------------
-----------------------
    4    CITIZENSHIP OR PLACE OF ORGANIZATION
         OHIO
- ---------------------------------------------------------
-----------------------
              NUMBER OF                 5     SOLE VOTING
POWER

               SHARES                         23,764

            BENEFICIALLY                -------------------
---------------------

              OWNED BY                  6    SHARED VOTING
POWER

                EACH					-0-
                                        -------------------
---------------------
              REPORTING
                                        7    SOLE
DISPOSITIVE POWER
               PERSON
                                             407,655.977
                WITH                    -------------------
---------------------

                                        8    SHARED
DISPOSITIVE POWER
								31,611.000

- ---------------------------------------------------------
-----------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON

         431,419.977
- ---------------------------------------------------------
-----------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN
         SHARES

/X/
- ---------------------------------------------------------
-----------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         10.4%
- ---------------------------------------------------------
-----------------------
   12    TYPE OF REPORTING PERSON

         BK
- ---------------------------------------------------------
-----------------------

Item 1(a).  Name of Issuer:
					LNB Bancorp

Item 1(b).	Address of Issuers Principal Executive Offices.

					457 Broadway, Lorain Ohio 44052-
1739

Item 2(a).	Name of Person Filing

			Lorain National Bank, Trustee
			By;  Gerald S. Falcon
				Vice President and Trust Officer

Item 2(b).	Address of Principal Business Office or, if
none Residence of Filer.

			457 Broadway
			Lorain Ohio 44052-1739

Item 2(c).	Citizenship of Person Filing

			United States of America

Item 2(d).	Title of Class of Securities

			Common Shares, $1.00 par value

Item 2(e).	CUSIP Number

			502100 10 0

Item 3.	If this statement is filed pursuant to rules
13d-(b),
		Or 13d-2(b) or (c), check whether the person filing is a:

		Not applicable

Item 4.	Ownership.  Provide the following information
regarding the 			aggregate number and
percentage of class of securities of the issuer identified item 1.

		(a).  Amount Beneficially Owned: 431,419.977

		(b).  Percentage of Class:  10.4%

		(c).	Number of shares as to which person filing has:

			(1)  	Sole power to vote or to direct vote:
46,932
			(ii) 	Shared power to vote or to direct the
vote:
(iii) Sole Power to dispose or to direct the disposition of: 407,655.977
(iv) Shared power to dispose of or to direct the disposition
Of; 31,611.000

Item 5.	  Ownership of Five Percent of less of a class:

			Not applicable

Item 6.	Ownership of More than Five percent on Behalf
of Another Person:

			Not applicable

Item 7.	Identification and Classification of the
Subsidiary which acquired 		the Security Being
Reported on By The Parent Holding Company.

			Not applicable

Item 8.	Identification and Classification of Members of
the Group>

			Not applicable

Item 9.	Notice of Dissolution of Group.

			Not applicable

Item 10.	Certifications.

			Not applicable

Signature

		After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  March 23, 2001
Gerald S. Falcon
									-----------
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